Exhibit 99.2

March 30, 2012

Securities and Exchange Commission

Division of Corporation Finance

Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re:       Avast Software B.V. Registration Statement on Form F-1 (File no. 333-178658)

Ladies and Gentlemen:

Avast Software B.V., a limited liability company (naamloze vennootschap) under the laws of the Netherlands (the “Company”) has filed with the Securities and Exchange Commission (the “Commission”) via the Commission’s EDGAR system its Registration Statement on Form F-1 (File No. 333-178658) (the “Registration Statement”) relating to a proposed initial public offering of the Company’s common stock. The Company hereby represents to the Commission in accordance with Instruction 2 of Item 8.A.4 of Form 20-F and its correspondence with the Staff:

1.     The Company is not currently a public reporting company in any other jurisdiction.

2.     The Company is not required by any jurisdiction outside the United States to have audited financial statements of a date not older than 12 months from the date of filing its Registration Statement.

3.     Compliance with Item 8.A.4 is impracticable and involves undue hardship for the Company.

4.     The Company does not anticipate that its audited financial statements for the year ended December 31, 2011, will be available until after March 31, 2012.

5.     In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the offering.

In accordance with Instruction 2 to Item 8.A.4 of Form 20-F, this representation letter has been filed as an exhibit to the Registration Statement.

AVAST SOFTWARE B.V.

By:	/s/ William Salisbury
Name: William Salisbury
Title: Chief Financial Officer

Date: March 30, 2012